Exhibit 4.12

SMURFIT KAPPA PLC

2007 SHARE INCENTIVE PLAN

Adopted by Ordinary Resolution on 12 March 2007

Effective as of 20 March 2007

William Fry
Solicitors
Fitzwilton House
Wilton Place
Dublin 2
www.williamfry.ie

© William Fry 2007

001042.0894.OOC/MRO

CONTENTS

1.	DEFINITION AND INTERPRETATION	3

2.	ISSUANCE OF PRE-CONVERTIBLE SHARES	8

3.	THE PERFORMANCE PERIODS AND THE PERFORMANCE CONDITION(S)	10

4.	SHARE LIMITS — GENERAL	11

5.	SHARE LIMITS — INDIVIDUAL	12

6.	CONVERSION OF PRE-CONVERTIBLE SHARES TO D CONVERTIBLE SHARES	13

7.	CONVERSION OF D CONVERTIBLE SHARES TO ORDINARY SHARES	14

8.	CESSATION OF EMPLOYMENT BEFORE THE PERFORMANCE CONVERSION DATE	14

9.	CESSATION OF EMPLOYMENT AFTER THE PERFORMANCE CONVERSION DATE	16

10.	BREACH OF CONTRACT	16

11.	MANNER OF CONVERSION OF D CONVERTIBLE SHARES	17

12.	NATURE OF PARTICIPATION	18

13.	NON-TRANSFERABILITY OF CONVERTIBLE SHARES	18

14.	TAKE-OVER, RECONSTRUCTION AND WINDING-UP	18

15.	VARIATION OF CAPITAL	20

16.	COMPLIANCE	20

17.	ALTERATIONS AND TERMINATION	20

18.	MISCELLANEOUS	21

SMURFIT KAPPA PLC

2007 Share Incentive Plan

RULES

This document sets out the terms of the 2007 Share Incentive Plan established by Smurfit Kappa plc (“the Company”) for the benefit of employees of the Company and its Subsidiaries (as defined herein).

1.                                               Definition and Interpretation

1.1                                          In these Rules, the following words and expressions shall have the following meanings:

1.1.1                                “Application to Subscribe”, the application by an Eligible Employee to subscribe for B or C Convertible Shares in the form attached as Schedule 2 or such other form as the Committee may approve from time to time;

1.1.2                                “Articles of Association”, the articles of association of the Company in effect from time to time;

1.1.3                                “Associated Company” a company, not being a Subsidiary, of which any Group Company or Group Companies is or are a member or members holding not less than 20% of the nominal value of its equity share capital or otherwise in which it or they control at least 20% of the voting rights conferred on shareholders in respect of their shares (or, in the case of a company not having a share capital, on members) to vote at general meetings of the company on all, or substantially all, matters;

1.1.4                                “B Convertible Share”, a B Convertible Share in the Company, nominal value €0.001;

1.1.5                                “Basis Year”, the most recent Financial Year ended before the Issuance Date;

1.1.6                                “Board”, the Board of Directors of the Company;

1.1.7                                “C Convertible Share”, a C Convertible Share in the Company, nominal value €0.001;

1.1.8                                “Cesser Date”, the date on which a Participant ceases to be an Eligible Employee;

1.1.9                                “Committee”, the Compensation Committee of the Board or any other duly authorised committee of the Board authorised by the Board from time to time provided that, unless otherwise determined by the Board, the members of such committee shall all be independent non-executive directors of the Company for the purposes of the Combined Code on Corporate Governance;

1.1.10                          “Control”, in relation to the Company, the power of a person to secure:

(a)                                           by means of the holding of shares or the possession of voting power in or in relation to the Company or any other body corporate; or

(b)                                          by virtue of any powers conferred by the Articles of Association of the Company or of any other body corporate;

that the affairs of the Company are conducted in accordance with the wishes of that person;

1.1.11                          “Conversion Certificate”, a certificate evidencing the conversion of Pre- Convertible Shares into D Convertible Shares, as described in Rule 6.4;

1.1.12                          “Conversion Price”, in relation to a D Convertible Share, the amount equal to the excess of the Ordinary Share Market Value on the Invitation Date of the Relevant Pre-Convertible Share over the Subscription Price paid for such Relevant Pre-Convertible Share, subject to subsequent adjustment pursuant to Rule 15;

1.1.13                          “CPI”, for any period, the Consumer Price Index of Ireland compiled and published by the Central Statistics Office of the Government of Ireland (or any successor body thereto) for such period;

1.1.14                          “D Convertible Share”, a D convertible share in the Company, nominal value €0.001;

1.1.15                          “Dealing Day”, a day on which the Irish Stock Exchange or, as the case may require, the Relevant Stock Exchange is open for the transaction of business;

1.1.16                          “Effective Date”, the date on which the Plan comes into effect, being the effective date of admission of the Ordinary Shares to the Official List of the Irish Stock Exchange;

1.1.17                          “Eligible Employee”, any employee (including an executive director) of the Company and/or any Subsidiary who has not given or received notice of termination of his employment with the Group and who, unless the Committee in its sole discretion determines otherwise, is not within two years of his normal retirement age;

1.1.18                          “Employee Share Scheme”, any scheme or arrangement for the time being in force in accordance with which any Group Company encourages or facilitates the holding of shares in the Company by or for the benefit of employees or former employees of any Group Company, including any person who is or was a director holding a salaried employment or office in any Group Company but excluding, for the avoidance of doubt, every scheme or agreement or arrangement whereby the Pre-IPO Convertible Shares were or may be converted to D Convertible Shares on or after the Effective Date;

1.1.19                          “Employment Contract”, in relation to a Participant, his terms and conditions of employment and all related obligations (whether verbal, in writing and/or implied by law) with any Group Company as in effect at the relevant time and/or any confidentiality agreement or obligation (whether verbal, in writing and/or implied by law) in effect between any Group Company and the Participant;

1.1.20                          “EPS”, in respect of any Financial Year of the Company, the consolidated undiluted basic earnings per Ordinary Share for that Financial Year as determined by the Committee from an examination of the published annual consolidated accounts of the Company; provided that the Committee shall make such adjustments to any such amounts as it may deem necessary to ensure that the EPS for each relevant Financial Year shall be calculated on a broadly comparable basis;

1.1.21                          “EPS Performance Condition”, the meaning ascribed thereto in Schedule 5;

1.1.22                          “Euro” and “€”, the lawful currency of the European Communities;

1.1.23                          “Financial Year”, a financial year of the Company or, as the case may require, a Peer Group Company (as defined in Part 1 of Schedule 6);

1.1.24                          “Group”, the Company and each company which is for the time being a Subsidiary and “Group Company” means any such company, subject always to Rule 1.3;

1.1.25                          “Group Employer”, in relation to a Participant, the Group Company or, if more than one, the Group Companies by which he is employed at any relevant time;

1.1.26                          “HICP”, the Harmonized Index of Consumer Prices, calculated and published by Eurostat, the Statistical Office of the European Union;

1.1.27                          “Invitation Date”, in respect of B or C Convertible Shares, the date on which the Committee resolves to invite an Eligible Employee to subscribe for such shares pursuant to Rule 2.1;

1.1.28                          “Invitation to Subscribe”, an invitation issued to an Eligible Employee to subscribe for a specified number of B or C Convertible Shares, as described in Rule 2.4;

1.1.29                          “Irish Stock Exchange”, The Irish Stock Exchange Limited (or any body that may succeed to its functions);

1.1.30                          “Issuance Date”, the date of issuance of a B or C Convertible Share.

1.1.31                          “Ordinary Share Market Value”, in relation to an Ordinary Share on any day, the average of the Ordinary Share Market Prices for the three consecutive Dealing Days immediately prior to that day or, in the event an Invitation Date occurs before three Dealing Days have been completed, the average over the lesser number of Dealing Days completed;

1.1.32                          “Ordinary Share”, an ordinary share in the capital of the Company, nominal value €0.001;

1.1.33                          “Ordinary Share Market Price”, in respect of a Dealing Day:

(a)                                           on which there shall be a dealing on the Irish Stock Exchange in respect of the Ordinary Shares, the closing quotation price in respect of such shares for such Dealing Day, expressed in Euros;

(i)                                              as published in the Irish Stock Exchange Daily Official List, or any successor publication thereto (the “Official List”); or

(ii)                                           at the option of the Committee, as published on the official website of the Irish Stock Exchange or that of any reputable information supplier (as determined by the Committee); and

(b)                                          on which there shall be no dealing on the Irish Stock Exchange in respect of the Ordinary Shares, the price which is the closing quotation price for the Dealing Day immediately prior to such date on which Ordinary Shares were dealt in on the Irish Stock Exchange (as determined by the Committee in accordance with such of the provisions of paragraph (a) as it shall think fit);

provided that, if at any time changes in the procedures of the Irish Stock Exchange shall take place or for any other reason it is no longer possible, in the opinion of the Committee, to establish the Ordinary Share Market Price for any Dealing Day by the above mechanism, the Committee will be entitled to establish such alternative mechanism as it may reasonably determine to calculate the Ordinary Share Market Price, expressed in Euros, in respect of any such day in accordance with the intent of the foregoing provisions of this paragraph;

1.1.34                          “Participant”, an Eligible Employee who holds one or more Plan Shares or, where the context permits, his legal personal representatives following his death;

1.1.35                          “Performance Condition(s)”, the EPS Performance Condition as determined in accordance with Rule 3 and Schedule 5, subject to Rule 3.6, and the TSR Performance Condition as determined in accordance with Rule 3 and Schedule 6;

1.1.36                          “Performance Conversion Date”, a date on which Pre-Convertible Shares convert to D Convertible Shares in accordance with Rule 6;

1.1.37                          “Performance Percentage”, in respect of C Convertible Shares, the percentage determined in relation thereto in accordance with Rule 3.5;

1.1.38                          “Performance Period”, in relation to Pre-Convertible Shares, the period determined in accordance with Rule 3;

1.1.39                          “Plan”, the Smurfit Kappa plc 2007 Share Incentive Plan as constituted by these Rules and the Schedules hereto as from time to time amended;

1.1.40                          “Plan Share”, a B Convertible Share, C Convertible Share or D Convertible Share issued or in issue pursuant to the Plan;

1.1.41                          “Pre-Convertible Share”, a B Convertible or C Convertible Share;

1.1.42                          “Pre-Convertible Holder”, a Participant who holds Pre-Convertible Shares;

1.1.43                          “Pre-IPO Convertible Shares”, those A Convertible Shares in the Company, nominal value €0.001, held by certain employees of the Group which shares were created by the conversion upon the Effective Date of B and/or C and/or F and/or G and/or H Convertible Shares in the Company formerly held by such employees, pursuant to a resolution of the Company adopted on 12 March 2007;

1.1.44                          “Redemption Right”, the right of the Company to redeem Plan Shares pursuant to Article 3.4 of the Articles of Association and as referred to in Rule 2.3;

1.1.45                          “Relevant Pre-Convertible Share”, with respect to a D Convertible Share, the Pre-Convertible Share which converted into such D Convertible Share on the Performance Conversion Date;

1.1.46                          “Relevant Stock Exchange”, the meaning ascribed thereto in Part 1 of Schedule 6;

1.1.47                          “Relevant Value”, the meaning ascribed thereto in Rule 5.3;

1.1.48                          “Rules”, the rules of this Plan as set out in this document or as may be validly amended from time to time in accordance with their terms;

1.1.49                          “Salary”, in relation to an Eligible Employee on any date, the Eligible Employee’s annual base salary in effect as of that date (excluding, for the avoidance of doubt, bonus payments or entitlements, benefits-in-kind, and pension and other superannuation benefits);

1.1.50                          “Securities Dealing Code”, the code adopted by the Company and as may be amended from time to time which contains provisions the same as or similar in purpose and effect to the provisions of the Model Code for Securities Transactions by Directors of Listed Companies issued by the Irish Stock Exchange from time to time;

1.1.51                          “Stock Exchange Regulations”, any rules or regulations applying to the Company and/or any Group Company or any Eligible Employee or Participant and made by or on behalf of the Irish Stock Exchange or any other stock exchange upon which Ordinary Shares are listed;

1.1.52                          “Subscription Price”, with respect to a Pre-Convertible Share, nominal value €0.001, subject to adjustment pursuant to Rule 15;

1.1.53                          “Subsidiary”, a body corporate which is a subsidiary of the Company within the meaning of Section 155 of the Companies Act, 1963;

1.1.54                          “TSR Performance Condition”, the meaning ascribed thereto by Part 1 of Schedule 6.

1.2                                          For the purposes of interpretation of these Rules, unless the context otherwise requires:

1.2.1                                any reference to these Rules shall include a reference to the Schedules hereto which shall be deemed to be incorporated herein;

1.2.2                                any reference in these Rules to any enactment is a reference to legislation of Ireland and any such reference shall include a reference to that enactment as from time to time modified, extended or re-enacted;

1.2.3                                any reference in these Rules to a Rule shall be to one of the Rules herein, any reference to a Schedule shall be a reference to a Schedule to these Rules and any reference in any such Schedule to a Clause shall be to a Clause of that Schedule;

1.2.4                                no account shall be taken of the headings to these Rules, which appear for ease of reference only; and

1.2.5                                words denoting the singular shall include the plural and vice versa.

1.3                                          For all purposes of these Rules, the expression “Group Company” (wherever used including in particular, without limitation, the provisions of Rules 8 and 9) shall, in the case of any circumstances envisaged by Rule 6.4, include any Associated Company by whom the Participant may be employed at any relevant time.

2.                                               Issuance of Pre-Convertible Shares

2.1                                          Subject to the Rules, the Committee, upon the terms set out in this Plan, may at any time on or after the Effective Date resolve to invite one or more Eligible Employees to subscribe for a specified number of Pre-Convertible Shares under the Plan upon payment of the Subscription Price.  Such Pre-Convertible Shares shall be designated as either B Convertible Shares or C Convertible Shares, and the respective Performance Period and Performance Condition(s) applicable to B Convertible Shares and C Convertible Shares shall be as described in Rule 3.  Such Pre-Convertible Shares shall automatically convert on a one-to-one basis into D Convertible Shares upon satisfaction of the Performance Condition(s) applicable to such Pre-Convertible Shares.  Such D Convertible Shares may be converted on a one-to-one basis into Ordinary Shares, upon payment of their Conversion Price, subject to and in accordance with these Rules.

2.2                                          The Committee may at the time it resolves to invite an Eligible Employee to subscribe for Pre-Convertible Shares determine that it shall be a condition of such subscription that the Eligible Employee shall, at the Issuance Date of such shares, be the registered holder of a specified minimum number of Ordinary Shares and that he shall undertake with the Company that he shall continue to hold such minimum number of Ordinary Shares until the expiration of the Performance Period applicable to such Pre-Convertible Shares or such later date as may be determined by the Committee and specified in the Invitation to Subscribe.

2.3                                          Pre-Convertible Shares and D Convertible Shares which cease to be capable of conversion into D Convertible Shares and Ordinary Shares, respectively, in accordance with the Rules, shall be subject to redemption by the Company at the Subscription Price, in accordance with the Redemption Right.  Any undertaking given to the Company by a Participant pursuant to Rule 2.2 that he shall hold a minimum number of Ordinary Shares until the Pre-Convertible Shares issued to him pursuant to an Invitation to Subscribe shall have converted into D Convertible Shares and such D Convertible Shares shall have been converted to Ordinary Shares shall automatically lapse and cease to have effect on the date on which any such Pre-Convertible Shares or D Convertible Shares become subject to the Redemption Right in accordance with the Rules.

2.4                                          The Committee shall send to each Eligible Employee whom it has resolved pursuant to Rule 2.1 to invite to subscribe for Pre-Convertible Shares an Invitation to Subscribe, in the form set out in Schedule 1 to these Rules (or in such other form as it may determine from time to time) which shall, unless the Committee decides otherwise, specify:

2.4.1                                the Invitation Date;

2.4.2                                the number of B Convertible Shares and/or C Convertible Shares for which the Eligible Employee may subscribe;

2.4.3                                the aggregate Subscription Price payable;

2.4.4                                the applicable Performance Period(s) and Performance Condition(s);

2.4.5                                the Conversion Price payable to convert into Ordinary Shares the D Convertible Shares into which the B or C Convertible Shares will convert upon satisfaction of the applicable Performance Condition(s);

2.4.6                                the minimum number of Ordinary Shares (if any) required to be held by the Eligible Employee as a condition of subscription and conversion, pursuant to Rule 2.2;

2.4.7                                any other conditions relating to the Pre-Convertible Shares, the D Convertible Shares, or the Ordinary Shares into which such D Convertible Shares convert, which may be imposed by the Committee pursuant to the Rules; and

2.4.8                                the latest date by which the Eligible Employee’s Application to Subscribe, together with payment of the Subscription Price, must be received.

2.5                                          The Subscription Price may be paid in cash or (subject to law and to the Articles of Association) by such other method as the Committee may approve from time to time.

2.6                                          Following receipt of the Eligible Employee’s Application to Subscribe, and payment of the Subscription Price, the Committee shall consider such application and, if approved, direct the issuance or transfer to the Eligible Employee of the

                                                         Pre-Convertible Shares in respect of which the application was made, within 30 days after the latest date specified for receipt of the application, subject to Rule 16.

2.7                                          The Committee may in its sole discretion determine at any time during the period from the Invitation Date in respect of Pre-Convertible Shares to the date on which the D Convertible Shares into which such Pre-Convertible Shares convert are converted into Ordinary Shares, by notice to the Participant require that as a condition of the conversion of such D Convertible Shares to Ordinary Shares, the Participant shall undertake in writing to the Company that he shall not, without the prior consent of the Committee, dispose of, sell or transfer any or a specified portion of such Ordinary Shares for a specified period after such conversion (not to exceed two years), provided, however, that such undertaking shall automatically lapse and cease to have effect upon the occurrence of any of the events described in Rules 14.2, 14.3 and 14.4.

3.                                               The Performance Periods and the Performance Condition(s)

3.1                                          The Performance Period for B Convertible Shares shall be the period of three consecutive Financial Years commencing no earlier than the first day of the Financial Year in which the Issuance Date of such shares occurs.

3.2                                          The Performance Condition for B Convertible Shares shall be the EPS Performance Condition as determined by the Committee in accordance with Part 1 of Schedule 5.  B Convertible Shares shall automatically convert into D Convertible Shares if the EPS Performance Condition applicable to such shares is satisfied.

3.3                                          The Performance Period for C Convertible Shares shall be the period of three  consecutive Financial Years commencing no earlier than the first day of the Financial Year in which the Issuance Date of such shares occurs.

3.4                                          The Performance Conditions for C Convertible Shares shall be the fulfilment of :

3.4.1                                the EPS Performance Condition, as determined by the Committee in accordance with the provisions of Part 2 of Schedule 5; and

3.4.2                                the TSR Performance Condition, as determined by the Committee in accordance with the provisions of Schedule 6.

3.5                                          With respect to C Convertible Shares, unless the EPS Performance Condition is satisfied, no such shares shall convert to D Convertible Shares.  If the EPS Performance Condition is satisfied, the Committee shall consider the TSR Performance Condition and determine the Performance Percentage in accordance with the provisions of Schedule 6.  The number of C Convertible Shares held by a Pre-Convertible Holder which shall convert to D Convertible Shares shall be the total number of C Convertible Shares issued to such holder in respect of the relevant Performance Period multiplied by the Performance Percentage.

3.6                                          If the Company shall, in pursuance of a business strategy that has been made known to its members, either directly or through one or more Subsidiaries acquire another company or business, in consideration for the payment of money and/or the issue of shares and/or of debt instruments, which acquisition results in a significant adverse effect on the Company’s EPS during a Performance Period, as determined by the

                                                         Committee, the Committee may in its sole discretion make such adjustments to the EPS Performance Condition, or it considers reasonable and appropriate to take account of such adverse effect with respect either to all Pre-Convertible Shares issued in respect of such Performance Period or with respect to all of the B Convertible Shares or all of the C Convertible Shares issued with respect to such Performance Period, and may make such adjustment subject to the fulfilment of certain terms and conditions.  Any such amendment shall be notified by the Committee to each Participant who holds Pre-Convertible Shares issued in respect of such Performance Period.

3.7                                          Notwithstanding the foregoing provisions, the Committee may impose conditions other than the Performance Condition(s) specified in Rules 3.2 and 3.4 in relation to Pre-Convertible Shares, after consultation with the Irish Association of Investment Managers.

4.                                               Share Limits — General

4.1                                          The number of B Convertible Shares issued under the Plan in any period of ten successive years, when aggregated with the number of shares issued or reserved for issuance pursuant to options or rights granted after the Effective Date under any other Employee Share Scheme, (but excluding shares issued or reserved for issuance pursuant to options or rights granted under employee-wide schemes, up to five percent of the Company’s issued ordinary share capital from time to time) shall not exceed such number of shares as represents five percent of the issued ordinary share capital of the Company from time to time.

4.2                                          The number of C Convertible Shares issued under the Plan in any period of ten successive years, when aggregated with the number of B Convertible Shares issued in such period and the number of shares issued or reserved for issuance pursuant to options or rights granted after the Effective Date under any other Employee Share Scheme (but excluding shares issued or reserved for issuance pursuant to options or rights granted under employee-wide schemes, up to five percent of the Company’s issued ordinary share capital from time to time) shall not exceed such number of shares as represents ten percent of the issued ordinary share capital of the Company from time to time.

4.3                                          The aggregate number of Pre-Convertible Shares issued under the Plan over any period of three consecutive years and the number of shares issued or reserved for issuance pursuant to options or rights granted after the Effective Date and during such period under any other Employee Share Scheme (but excluding shares issued or reserved for issuance pursuant to options or rights granted under employee-wide schemes, up to five percent of the Company’s issued ordinary share capital from time to time) shall not exceed such number of shares as represents three percent of the issued ordinary share capital of the Company from time to time.

4.4                                          The aggregate number of Pre-Convertible Shares issued under the Plan over the period of one year commencing on the Effective Date and the number of shares issued or reserved for issuance pursuant to options or rights granted after the Effective Date and during such period under any other Employee Share Scheme (but excluding shares issued or reserved for issuance pursuant to options or rights granted under employee-wide schemes, up to five percent of the Company’s issued ordinary share capital from time to time) shall not exceed such number of shares as represents one and one-half percent of the issued ordinary share capital of the Company from time to time during such period.

4.5                                          Plan Shares may be newly issued shares, shares held in treasury or shares transferred by a trust established by the Company.

5.                                               Share Limits — Individual

5.1                                          The aggregate Relevant Value of the B and C Convertible Shares that may be issued to an Eligible Employee in any Financial Year, when aggregated with the Relevant Value of shares subject to outstanding options or rights granted to such Eligible Employee after the Effective Date under any other Employee Share Scheme (but excluding shares issued or reserved for issuance pursuant to options or rights granted under an employee-wide scheme), shall not exceed 150% of the Eligible Employee’s Salary on the Invitation Date, provided, however, that if the Invitation Date occurs during the first Financial Year in which an Eligible Employee is employed by a Group Company, such limit shall be 200% of the Eligible Employee’s Salary on the Invitation Date.

5.2                                          The aggregate Relevant Value of the B Convertible Shares that may be issued to an Eligible Employee in any Financial Year, when aggregated with the Relevant Value of shares subject to outstanding options or rights granted to such Eligible Employee after the Effective Date under any other Employee Share Scheme (but excluding shares issued or reserved for issuance pursuant to options or rights granted under an employee-wide scheme), shall not exceed 75% of the Eligible Employee’s Salary on the Invitation Date, provided, however, that if the Invitation Date occurs during the first Financial Year in which an Eligible Employee is employed by a Group company, such limit shall be 100% of the Eligible Employee’s Salary on the Invitation Date.

5.3                                          For purposes of the limits described in Rule 4 and Rules 5.1 and 5.2;

5.3.1                                the Relevant Value of the B Convertible Shares and the C Convertible Shares shall be the sum of the Subscription Price paid and the Conversion Price payable or paid for the conversion to Ordinary Shares of the D Convertible Shares into which such B Convertible Shares and C Convertible Shares may convert;

5.3.2                                the Relevant Value of shares subject to options or rights granted under any other Employee Share Scheme shall, in the case of an option be the exercise price payable in respect of such option and in respect of any other right, the market value of the shares subject to such right on the date of its award, as determined by the Committee;

5.3.3                                Pre-Convertible Shares which have ceased to be capable of conversion to D Convertible Shares in accordance with the Rules, whether by reason of the Pre-Convertible Holder ceasing to be an Eligible Employee prior to the Performance Conversion Date, or the applicable Performance Condition(s) not having been met, or otherwise, and D Convertible Shares which cease to be capable of being converted into Ordinary Shares by reason of the

                                                        Participant ceasing to be an Eligible Employee and not converting such shares to Ordinary Shares prior to the period specified for such conversion in Rule 9, or otherwise, and which have thereby become subject to the Redemption Right, whether or not such right has been exercised, shall be excluded from the calculation of all limits contained in Rule 4 and this Rule 5 and such shares shall be available for future issuance or transfer pursuant to the Plan following such redemption, subject to applicable law and the Articles of Association; and

5.3.4                                Pre-IPO Convertible Shares shall be excluded from all such calculations.

6.                                               Conversion of Pre-Convertible Shares to D Convertible Shares

6.1                                          Following the end of the Performance Period applicable to Pre-Convertible Shares, the Committee shall as soon as is reasonably practicable determine the extent to which performance against the Performance Condition(s) applicable to such shares has been achieved and with respect to C Convertible Shares, the Performance Percentage.

6.2                                          To the extent the Performance Condition(s) applicable to a Participant’s Pre- Convertible Shares have been satisfied, as determined by the Committee based on audited accounts prepared for the last Financial Year in the Performance Period which have been adopted by the Board, and provided all of the conditions imposed in relation to such shares pursuant to the Rules have been satisfied, such shares shall automatically convert into D Convertible Shares in accordance with the Articles of Association on a date specified by the Committee (the “Performance Conversion Date”), such date to be no later than 45 days after adoption of such accounts by the Board, provided the Participant has remained an Eligible Employee from the period beginning on the Issuance Date of the Pre-Convertible Shares and ending on the Performance Conversion Date.

6.3                                          With respect to each individual who is a Pre-Convertible Holder in respect of a completed Performance Period, the Committee shall send a Conversion Certificate which shall specify:

6.3.1                                whether or not the applicable Performance Condition(s) have been satisfied with respect to his Pre-Convertible Shares and, with respect to C Convertible Shares, the Performance Percentage;

6.3.2                                the number of D Convertible Shares into which his Pre-Convertible Shares have consequently converted;

6.3.3                                the Performance Conversion Date;

6.3.4                                the latest date on which the D Convertible Shares may be converted into Ordinary Shares, which date shall be no later than the tenth anniversary of the Issuance Date of the Relevant Pre-Convertible Shares;

6.3.5                                the number of Relevant Pre-Convertible Shares subject to the Redemption Right (if any) by reason of the Performance Condition(s) not having being satisfied in full; and

6.3.6                                such other conditions applying to the conversion of the D Convertible Shares as the Committee may determine;

and which otherwise may be in the form set out in Schedule 3 to these Rules or in such other form as the Committee may from time to time determine.

6.4                                          Notwithstanding the provisions of Rule 6.2 if a Participant ceased to be an Eligible Employee prior to the Performance Conversion Date as a result of the transfer of his employment to an Associated Company at the request of a Group Company on terms that require him to devote substantially the whole of his working time to the service of such Associated Company, if and to the extent that the Committee shall determine that it would be appropriate to do so, it shall be entitled to deem service with such Associated Company as service with a Group Company for all purposes of these Rules.

7.                                               Conversion of D Convertible Shares to Ordinary Shares

7.1                                          As and from the Performance Conversion Date, and subject to the Participant having complied with any undertaking given by him pursuant to Rule 2.2, D Convertible Shares may be converted into Ordinary Shares at the election of the Participant, subject to payment of the Conversion Price, in accordance with the Rules.

7.2                                          Subject to Rule 14 and Rule 16, no conversion of D Convertible Shares into Ordinary Shares may be effected earlier than the third anniversary of the Issuance Date of the Relevant Pre-Convertible Shares or later than the tenth anniversary of the Issuance Date of the Relevant Pre-Convertible Shares.

7.3                                          D Convertible Shares may be converted into Ordinary Shares in the amount of at least 1,000 D Convertible Shares on each occasion of conversion (or such greater or lesser number as the Committee may specify from time to time) and provided that such limitation shall not prevent one final conversion of D Convertible Shares when the remaining number of D Convertible Shares held by a Participant is less than 1,000.

8.                                               Cessation of Employment before the Performance Conversion Date

8.1                                          If a Pre-Convertible Holder ceases to be an Eligible Employee before the Performance Conversion Date applicable to his Pre-Convertible Shares then, subject to Rule 8.2, such Pre-Convertible Shares shall, as of the date on which he ceases to be an Eligible Employee, cease to be capable of conversion into D Convertible Shares and shall become subject to the Redemption Right as of the Cesser Date.

8.2                                          If a Pre-Convertible Holder ceases to be an Eligible Employee before the Performance Conversion Date applicable to his Pre-Convertible Shares and the reason, or if more than one, the principal reason for such cessation is:

8.2.1                                the death of the Pre-Convertible Holder; or

8.2.2                                the ill-health, injury or disability (in each case evidenced to the satisfaction of the Committee) of the Pre-Convertible Holder; or

8.2.3                                the Pre-Convertible Holder being made redundant by his Group Employer; or

8.2.4                                the retirement of the Pre-Convertible Holder with the agreement of his Group Employer or his retirement on or after the age at which the Pre-Convertible Holder is bound to retire in accordance with the terms of his contract of employment; or

8.2.5                                the Group Employer by which he is employed ceasing to be a Group Company or his being deemed no longer to be employed by a Group Company by virtue of the transfer of the undertaking in which he was employed (and his not being, in either such case, thereupon re-employed by a Group Company);

or, if the Committee determines that exceptional circumstances exist which warrant it, the Committee, may in its sole discretion determine that all or some of the Pre- Convertible shares held by the Pre-Convertible Holder shall convert into D Convertible Shares on a date specified by the Committee, subject to the succeeding provisions of this Rule 8.

Except in the case of the death of a Pre Convertible Holder or his retirement pursuant to Rule 8.2.4, no such determination shall be made until after the end of the applicable Performance Period.

8.3                                          The number of Pre-Convertible Shares which may be converted into D Convertible Shares pursuant to Rule 8.2 shall not exceed in aggregate the Relevant Proportion (as defined in Rule 8.6, 8.7 or 8.8 as appropriate) of the total number of Pre-Convertible Shares to which the Performance Period applies.

8.4                                          The Committee shall not exercise its discretion to permit Pre-Convertible Shares to be converted into D Convertible Shares pursuant to Rule 8.2 unless the Cesser Date shall occur on or after the second anniversary of the Issuance Date of the Pre-Convertible Shares (or, only in the case of the death or retirement of the Pre-Convertible Holder as provided in Rule 8.2.4, such earlier date, if any, as the Committee may determine).

8.5                                          For the purposes of Rule 8.4 the Relevant Proportion in relation to the Pre-Convertible Holder’s B Convertible Shares shall, subject to Rule 8.8, mean such proportion of the total number of such shares as the number of completed calendar quarters from the start of the applicable Performance Period to the end of the calendar quarter last completed prior to the Cesser Date, or to the end of the Performance Period, if earlier, shall bear to the number of calendar quarters in the Performance Period as a whole.

8.6                                          For the purposes of Rule 8.4 the Relevant Proportion in relation to the Pre-Convertible Holder’s C Convertible Shares shall, subject to Rule 8.8 mean such proportion of the total number of such shares arrived at by multiplying the total number of B Convertible Shares to which the Performance Period applies by the Performance Percentage, as the number of completed calendar quarters from the start of the Performance Period to the end of the calendar quarter last completed prior to the Cesser Date, or to the end of the Performance Period, if earlier, shall bear to the number of calendar quarters in the Performance Period as a whole.

8.7                                          For the purposes of Rule 8.4, in the case of the death of the Pre-Convertible Holder, the Relevant Proportion shall be such proportion of the total number of Pre- Convertible Shares to which the Performance Period applies as the number of completed calendar quarters from the start of the Performance Period to the end of the calendar quarter last completed prior to the Cesser Date, or to the end of the Performance Period, if earlier, shall bear to the number of calendar quarters in the Performance Period as a whole.

8.8                                          If Pre-Convertible Shares are converted to D Convertible Shares pursuant to Rule 8.2, such D Convertible Shares may be converted into Ordinary Shares within the period of 6 months after the Cesser Date or, if later, 6 months after the Performance Conversion Date (provided that such period shall be 12 months or such longer period as the Committee may specify, if the cessation is caused by the death of the Pre-Convertible Holder) after which period such shares shall cease to be convertible and shall become subject to the Redemption Right, subject always to the provisions of Rule 14 and Rule 6.4, but in no event may such Pre-Convertible Shares be converted to D Convertible Shares on a date later than the tenth anniversary of the Issuance Date of the Relevant Pre-Convertible Shares.

9.                                               Cessation of Employment after the Performance Conversion Date

9.1                                          Subject to Rule 9.2 if a Participant ceases to be an Eligible Employee after the Performance Conversion Date applicable to his Convertible Shares, then all D Convertible Shares held by him shall cease to be capable of conversion to Ordinary Shares as of the date six months after the Cesser Date, but in no event later than the tenth anniversary of the Issuance Date of the Relevant Pre-Convertible Shares, and shall thereupon become subject to the Redemption Right as of such date.

9.2                                          If a Participant ceases to be an Eligible Employee after the Performance Conversion Date and the reason, or if more than one, the principal reason, for such cessation is a reason set out in Rule 8.2 (including, for the avoidance of doubt, where the Committee determines that exceptional circumstances exist which warrant it), then the D Convertible Shares held by him shall continue to be capable of conversion to Ordinary Shares until the expiration of six months after the Cesser Date (or twelve months after the Cesser Date in the case of the Participant’s death), or such longer period as may be determined by the Committee in its sole discretion but in no event later than the tenth anniversary of the Issuance Date of the Relevant Pre-Convertible Shares.  Upon the expiration of the applicable period, the D Convertible Shares held by the Participant shall cease to be capable of conversion to Ordinary Shares and shall thereupon become subject to the Redemption Right.

10.                                        Breach of Contract

10.1                                    Notwithstanding any other provision of these Rules, if, before all of the Plan Shares held by a Participant have been converted into Ordinary Shares:

10.1.1                          the Participant is, or is found to have been, in fundamental breach of any express or implied terms of any Employment Contract between him and any Group Company; or

10.1.2                          any other circumstances exist which entitle such Group Company to summarily terminate his employment;

and in either case the Participant’s employment is terminated by the Group Company employing him by reason of such breach or other circumstances, then no Pre-Convertible Shares shall be capable of being converted into D Convertible Shares and no D Convertible Shares shall be capable of being converted into Ordinary Shares after the Participant’s Cesser Date and all such shares shall become subject to the Redemption Right (unless the Committee determines otherwise in exceptional circumstances).

11.                                        Manner of Conversion of D Convertible Shares

11.1                                    D Convertible Shares shall be converted into Ordinary Shares only by the Participant serving a written notice (in the form attached in Schedule 4 or such other form as may be approved from time to time by the Committee) upon the Company which is accompanied by payment to the Company of the Conversion Price, in cash or, subject to law and to the Articles of Association, such other method as may be approved by the Committee from time to time.

11.2                                    A Conversion Notice shall not be served or effected during a period in which a Participant is suspended from his employment pending an investigation into alleged misconduct or while disciplinary proceedings against him are in process.

11.3                                    As soon as is practicable and in any event within 30 days after receiving a notice under Rule 11.1, the Company shall, subject to the provisions of these Rules, issue, transfer or procure the transfer or issuance to the Participant of the Ordinary Shares.  If the Company is restricted by the provisions referred to in Rule 16 from effecting such an issuance or transfer, it shall do so as soon as practicable after it is no longer so restricted.

11.4                                    The issuance and transfer of Plan Shares shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any government or any other authorities (whether in Ireland or any other jurisdiction) under any enactments or regulations from time to time in force and a Participant shall do all such things as may be necessary to obtain or obviate the necessity for any such consent.

11.5                                    In relation to anything done pursuant to the Plan, the Company shall not be under any obligation to procure the issuance or transfer of Plan Shares and/or do any other thing in relation to an Eligible Employee or a Participant under or in connection with this Plan (together “Company Action”) unless and until the Committee is satisfied that either:

11.5.1                          such person has made payment to it and/or to any Group Company of such sum as is, in the discretion of the Committee, sufficient to settle any liability for any tax and/or social security contributions and/or similar imposts which are or would be recoverable from such person as a result of such Company Action and in respect of which the Company and/or any other Group Company is liable to account (in any jurisdiction); or

11.5.2                          such person has entered into an agreement with it and/or any such Group Company to ensure that such a payment be made by the Eligible Employee or a Participant.

11.6                                    All shares issued or transferred under the Plan shall rank on the same basis as applies to shares of the same class on the date of issuance or transfer.

12.                                        Nature of Participation

12.1                                    Neither the extension of an Invitation to Subscribe nor the subsequent issuance or transfer of Pre-Convertible Shares, D Convertible Shares or Ordinary Shares shall form part of the entitlement of an Eligible Employee or a Participant to remuneration or benefits pursuant to his contract of employment nor shall the existence of a contract of employment between such person and any present or past Group Employer give such person any right or entitlement to have an Invitation to Subscribe extended to him or Plan Shares issued to him either subject to any condition or at all.

12.2                                    The rights and obligations of a Participant under the terms of his office or employment with the Company or any other present or past Group Company shall not be affected by his participation in this Plan.  In particular, no benefit receivable by a Participant under this Plan shall count for determining his pension entitlements from any Group Employer.

12.3                                    The rights of a Participant under the Plan shall not afford him any rights or additional rights to compensation or damages in consequence of:

12.3.1                          the loss or termination of his office or employment with any Group Company for any reason whatsoever (including wrongful dismissal); or

12.3.2                          any loss or potential loss which he may suffer by reason of being unable to convert Convertible Shares into Ordinary Shares in consequence of such loss or termination of office or employment.

13.                                        Non-Transferability of Convertible Shares

13.1                                    Pre-Convertible Shares and D Convertible Shares issued under the Plan are subject to the restrictions on transfer contained in the Articles of Association.

14.                                        Take-over, Reconstruction and Winding-up

14.1                                    For the purposes of this Rule 14, a person shall be deemed to have obtained Control of the Company if he or she and others acting in concert with him or her have together obtained Control of it.

14.2                                    If any person obtains Control of the Company, the Committee shall within fourteen days of becoming aware thereof notify each Participant thereof and all Pre-Convertible Shares shall automatically convert into D Convertible Shares by reason of such change in Control, on such date as shall be determined by the Committee and notified to each Participant and, thereafter, the holders of all D Convertible Shares shall be required to apply to convert such shares into Ordinary Shares in accordance with the Rules, within such period as is specified by the Committee and subject to such terms and conditions as it shall determine, which period and terms and conditions shall be notified to each Participant.

14.3                                    In addition to the provisions of Rule 14.2, if any person becomes bound or entitled to acquire all of the Company’s shares under Section 204 Companies Act, 1963, the Committee shall within fourteen days of becoming aware thereof notify each Participant in respect thereof and all Pre-Convertible Shares shall automatically convert into D Convertible Shares by reason of such Change in Control, on such date as shall be determined by the Committee and notified to each Participant and, thereafter, the holders of all D Convertible Shares shall be required to apply to convert such shares into Ordinary Shares in accordance with the Rules, within such period as is specified by the Committee and subject to such terms and conditions as it shall determine.

14.4                                    If under Section 201 Companies Act, 1963 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Committee on its behalf shall forthwith notify each Participant of the happening of that event.  All Pre-Convertible Shares shall automatically convert into D Convertible Shares by reason of such event, on such date as shall be determined by the Committee and notified to each Participant and, thereafter, the holders of all D Convertible Shares shall be required to apply to convert such shares into Ordinary Shares within such period as is specified by the Committee and subject to such terms and conditions as it shall determine, which period and terms and conditions shall be notified to each Participant.

14.5                                    D Convertible Shares which are not converted into Ordinary Shares within a period specified in Rules 14.2, 14.3 and 14.4 shall cease to be capable of conversion into Ordinary Shares upon the expiration of such period and shall thereupon become subject to the Redemption Right.

14.6                                    With respect to Pre-Convertible Shares which automatically convert into D Convertible Shares pursuant to Rules 14.2, 14.3 and 14.4, and with respect to all D Convertible Shares subject to a notice served by the Committee pursuant to Rules 14.2, 14.3 and 14.4, any requirement imposed on the Participant pursuant to Rule 2.2 to hold a minimum number of Ordinary Shares and any undertaking given by such Participant to the Company pursuant to Rule 2.7 not to transfer or dispose of the Ordinary Shares issuable upon conversion of such D Shares during a specified period shall automatically lapse and cease to have effect on the date on which such D Convertible Shares convert to Ordinary Shares or any earlier date notified by the Committee to the Participant.

15.                                        Variation of Capital

15.1                                    In the event of any variation of the share capital of the Company, adjustments shall be made to the number and class of Convertible Shares held by each Participant, in accordance with the Articles of Association, the minimum number of Ordinary Shares (if any) required to be held by the Participant pursuant to Rule 2.2 and, if the Committee determines it is appropriate, to the Subscription Price and the Conversion Price applicable to such shares subject to (except in the case of an adjustment on an issue of Ordinary Share to existing shareholders of the Company pro rata by way of capitalisation) the auditors of the Company, acting as experts, confirming that such adjustment is fair and reasonable.

15.2                                    As soon as reasonably practicable after making any adjustment, the Committee shall give notice thereof to each Participant affected thereby.

16.                                        Compliance

16.1                                    The Eligible Employees, Participants, the Committee and any and all Group Companies shall be bound at all times to abide by all applicable provisions of the Securities Dealing Code, all relevant Stock Exchange Regulations and any applicable statutory provisions from time to time in force and none of such persons shall do or omit to do anything which may result in a breach of any such provisions by any one or more of them.

16.2                                    Save in exceptional circumstances, an Invitation to Subscribe may be extended and the issuance or transfer of Pre-Convertible Shares pursuant thereto may only be effected:

16.2.1                          within the period of 42 days following the Effective Date or following the announcement by the Company to the Irish Stock Exchange of its results for any period; and

16.2.2                          within the period of 10 years beginning with the Effective Date.

16.3                                    Notwithstanding the provisions of Rule 16.2, if the Committee is at any time restricted by the provisions referred to in Rule 16.1 from making an Invitation to Subscribe it may do so in the first period of 7 days thereafter during which no such restriction is effective.

16.4                                    Notwithstanding any other provision hereof, if, as a result of the provisions referred to in Rule 16.1, a Participant is prevented from converting his D Convertible Shares into Ordinary Shares before the expiry of the period during which such conversion may be effected, the period during which the conversion may be effected shall be extended for a period of 7 days commencing on the first day on which such prohibition shall cease to be effective in relation to the Participant.

17.                                        Alterations and Termination

17.1                                    Subject to Rules 17.2 and 17.3, the Board may at any time resolve in writing to alter or add to all or any of the provisions of the Plan.  Any such alteration or addition shall be deemed to take effect from the date of such resolution or such earlier or later time as may be specified therein.

17.2                                    Subject to Rule 17.4, no alteration or addition to the material advantage of Eligible Employees or Participants relating to the Subscription Price or Conversion Price payable with respect to Plan Shares, the maximum aggregate limits described in Rule 4, the maximum individual limits per Eligible Employee described in Rule 5, the basis of a Participant’s entitlement or to the provisions for the adjustment of the shares on a variation of share capital shall be made under Rule 17.1 without prior approval by the members of the Company in general meeting.

17.3                                    No alteration or addition to the terms upon which Convertible Shares have been issued shall be made if they are materially detrimental in effect to the Participant unless the written consent of the Participant has first been obtained by the Committee and subject always to the Articles of Association.

17.4                                    Rules 17.2 and 17.3 shall not apply to any minor amendments to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for any Group Company or the Participants.

17.5                                    As soon as reasonably practicable after making any alteration or addition under this Rule 17, the Committee on its behalf shall give notice thereof to the Participants affected thereby.

18.                                        Miscellaneous

18.1                                    Every discretion vested in the Committee under this Plan may be exercised or not exercised in its absolute discretion without (unless otherwise specified) any obligation to consult with, or take into account the views of, any other person or entity and all references in this Plan to any decision, determination, opinion, satisfaction or similar expression in relation to the Committee or its actions shall be construed accordingly.  All calculations made by the Committee for the purposes of this Plan shall be final and, save for manifest error, shall be binding on all persons concerned.

18.2                                    The existence of any power of discretion or similar right shall not in any way oblige the Committee to exercise such discretion or right to any extent.  Neither the Committee nor any Group Company shall have any obligation of any nature to the Participant or any other person to give reasons for any determination or decision (of any nature) made by the Committee in pursuance of this Plan.  All deliberations of the Committee shall be private and shall not be available to the Participant or any other person claiming on his behalf.

18.3                                    For the purposes of the Plan, all amounts of remuneration which are normally denominated in a currency other than Euros shall for the purposes of this Plan be converted into Euros at a rate equal to the closing rate supplied by the Central Bank of the European Union for the Euro as against the relevant currency or currencies as at the close of business on the fifth Dealing Day prior to Issuance Date.  All other currency conversions into Euros which are provided for in these Rules shall be dealt with in the same manner save that, in respect of any such calculation to be made on any particular date, the rate to be used for such purposes shall be the said closing rate for the first day prior to that date on which such a rate was so supplied.

18.4                                    The Committee may from time to time make and vary such rules and regulations, not inconsistent with these Rules, and establish such procedures for the administration and implementation of this Plan as it thinks fit which shall be binding on all persons interested.  Any determination and/or expression of opinion made by the Committee as provided for in these Rules shall be final and binding on all persons interested.  In the event of any dispute or disagreement as to the interpretation of this Plan or of any such rules, regulations or procedures or as to any question or right arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons interested.

18.5                                    Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of the Participant either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment and, where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.  Notices or other communications may also be sent by email to a Participant’s email address with the Group Company employing him (save where such Participant is absent on authorised leave from such employment) and if so sent shall be deemed to have been received upon transmission.

18.6                                    The Rules and the rights and obligations of any person hereunder shall be governed by and construed in all respects in accordance with the laws of Ireland and the Courts of Ireland shall have exclusive jurisdiction in relation to all matters arising therefrom.